As filed with the Securities and Exchange Commission on July 5, 2000
                                                Commission File No. 333-39256



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ____________________

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3

                            REGISTRATION STATEMENT
                                      UNDER
                          THE SECURITIES ACT OF 1933

                            FIRST SCIENTIFIC, INC.
            (Exact name of registrant as specified in its charter)

                  Delaware                       33-0611745
     (State or other  jurisdiction of         (I.R.S. Employer
       incorporation or organization)        Identification Number)

                       1877 West 2800 South, Suite 200
                              Ogden, Utah 84401
                                (801) 393-5781
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Randall L. Hales, President
                         and Chief Executive Officer
                       1877 West 2800 South, Suite 200
                               Ogden, Utah 84401
                                (801) 393-5781
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ______________________

                                  Copies to:

                           Randall A. Mackey, Esq.
                           Dwight B. Williams, Esq.
                           Mackey Price & Williams
                       170 South Main Street, Suite 900
                       Salt Lake City, Utah 84101-1655
                          Telephone:  (801) 575-5000

               Approximate date of proposed sale to the public:
  As soon as practicable after the Registration Statement becomes effective.
                           _______________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reimbursement plans check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         ___________________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                            FIRST SCIENTIFIC, INC.

                            Cross Reference Sheet

           Form S-3 Item No. and Caption           Prospectus Caption
           -----------------------------------     ------------------------
Item 1.    Front of Registration Statement and     Outside Front Cover Page
           Outside Front Cover Page of Prospectus

Item 2.    Inside Front and Outside Back Cover     Inside Front and Outside
           Pages of Prospectus                     Back Cover  Pages

Item 3.    Summary Information, Risk Factors and   Prospectus Summary; Risk
           Ratio of Earnings to Fixed Charges      Factors

Item 4.    Use of Proceeds                         Use of Proceeds

Item 5.    Determination of Offering Price         Not Applicable

Item 6.    Dilution                                Not Applicable

Item 7.    Selling Security Holders                Selling Warrantholders,
                                                   Preferred Shareholders
                                                   and Shareholders

Item 8.    Plan of Distribution                    Outside Front Cover Page;
                                                   Plan of Distribution

Item 9.    Description of Securities               Outside Front Cover Page

Item 10. Interests of Named Experts and Counsel Legal Matters; Experts Beneficial Owners and Management

Item 11.   Material Changes                        Not Applicable

Item 12.   Incorporation of Certain Information    Documents Incorporated by
           by Reference                            Reference

Item 13.   Disclosure of Commission Position       Description of Securities
           on Indemnification for Securities       Undertakings
           Act Liabilities

Item 14.   Other Expenses of Issuance and          Other Expenses of Issuance
           Distribution                            and Distribution

Item 15.   Indemnification of Directors            Indemnification of Directors
           and Officers                            and Officers

Item 16.   Exhibits                                Exhibits

Item 17.   Undertakings                            Undertakings

PROSPECTUS
                        FIRST SCIENTIFIC, INC.

                   7,210,780 SHARES OF COMMON STOCK


       First Scientific, Inc., is a development stage company engaged in the research, development and commercialization of unique formulations for sale in the professional health care, food handling, hospitality, government, education, e-commerce, retail and other niche markets. We resulted from a merger in September 1998 with Linco Industries, Inc. ("Linco"). We are primarily engaged in commercializing two patent-pending formulations originally developed by Linco. The first is a moisturizing, antimicrobial (kills microorganisms including bacteria, yeast, viruses and fungi or suppresses their growth or reproduction) formula that combines skin-softening emollients and botanicals proven to soothe and condition, while eliminating up to 99.999% of bacteria. This formulation can be packaged as an antimicrobial handwash, antimicrobial lotion, antibacterial (destroys bacteria or suppresses their growth or reproduction) spray and antibacterial towelettes. The second product is a skin protection formula that brings together dimethicone with skin-conditioning emollients and botanical oils to create a solution for the treatment and prevention of rashes. This product, in towelette form, is used for the treatment and prevention of skin rashes caused by infant and adult incontinence. We currently supply the skin protection formula to a third-party manufacturer, which produces a waterless, patient-bathing product for the marketing and sale by ConvaTec, a division of Bristol-Myers Squibb Company.

       The primary purpose of this offering is to register for resale shares of the Company's Common Stock which are issuable upon the conversion of shares of Series 2000-A Preferred Stock and the exercise of Series A Warrants, as well as to register for resale shares of the Company's Common Stock issued prior to September 15, 1998. Of these shares, we will receive funds only upon the exercise of the Series 2000-A Warrants. Such funds will be used for the expansion of marketing and sales, research and development costs and other expenses. We are registering for resale a total of 7,210,780 shares of Common Stock.

       This Prospectus supercedes all prior registrations. Prior to this offering, there has been no public market for our shares.

       Investing in the Common Stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment.  See "Risk Factors" beginning on page 4.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              This Prospectus is dated July ____, 2000.

                        AVAILABLE INFORMATION

       We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including our company.

       We have filed with the Commission a Registration Statement (together with all amendments and exhibits) on Form S-3 under the Securities Act of 1933, as amended with respect to the shares of Common Stock offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete and reference is made to the copy of such agreement or to the Registration Statement and to the exhibits and schedules filed therewith. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fee.

                          PROSPECTUS SUMMARY

       This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors.


                             THE COMPANY

       We develop and market proprietary chemical formulations that we believe will have worldwide sales opportunities. We are currently marketing our products to private label companies that are major distributors in the over-the-counter, medical, health care, retail, food handling and multi-level arenas, with nominal sales being made by a small distributor of our branded products. Future development of our own brands, especially in medical markets, will be pursued on a case-by-case basis as profitable opportunities arise. We have developed three unique proprietary formulations: two are moisturizing antimicrobial sanitizing formulations that remove up to 99.999% of bacteria from the skin without the harsh effects of alcohol or iodine (these products can be delivered in wipes, spray, lotion and lotion-soap forms) and the third, a topical rash prevention and treatment formulation that cleanses and moisturizes the skin for treatment against skin rashes caused by incontinence and other irritations (in wipe form).

       The potential worldwide market for our products has grown significantly in recent years according to industry analysts, who project its continued growth at an aggressive rate. The growth in demand for our antimicrobial formulation is primarily due to the increase in bacteria related disease, sickness and death from methicillin-resistant staph and other bacteria, the demands of government and health care agencies/providers to create a healthier treatment environment and the insistence of the public in general for healthier living and working conditions. Increasing market growth for our diaper and other rash formulation is primarily a function of the significant growth rate of the incontinent geriatric population, as baby boomers grow older, and the product's application for the infant market. Through PureSoft Solutions, LLC, which we recently acquired, we also market a fourth complimentary product, an antimicrobial hard-surface cleaner that is E.P.A. registered for use.

       Our management believes the markets for our products will continue to expand and that the potential for becoming a significant participant in such markets is a reasonable expectation; however, we have not generated significant sales during our history. The $2,000,000 funding First Scientific received in the third quarter of 1998 provided a strong base for expanded and focused marketing and sales efforts. These efforts are backed up by additional management and staff, new executive offices, the upgrading of existing research and development, mixing and storage facilities and expanded testing accommodations. During the fourth quarter of 1999, we initiated a second Private Placement through which we raised $1,777,001 from accredited investors through June 1, 2000. During the second quarter of 2000 we raised $3 million, less offering costs of $300,000, through the sale of Series 2000-A Convertible Preferred Stock to our institutional investor, who has committed to purchase an additional $1 million aggregate worth of series 2000-A Convertible Preferred Stock in blocks at 30 day intervals through mid-September-2000. Funds raised through this private placement are planned to be used to expand our sales and marketing efforts, to build out a state-of-the-art research and development laboratory, to provide adequate manufacturing capacity, to acquire complimentary products, to expand distribution and to provide sufficient capital to bring us to a positive working capital position. We maintain our own web page, which can be found at 'www.firstscientific.com.'

THE OFFERING

Securities Offered              The resale of 7,210,780 shares of Common
                                Stock, consisting of the resale of 2,000,000 shares of Common Stock issuable upon the conversion of the Series 2000-A Convertible
                                Preferred Stock (the "Series 2000-A Preferred
                                Stock"), the resale of 2,000,000 shares of Common Stock issuable upon the exercise of the Series 2000-A Warrants, and the resale of 3,210,780 shares of Common Stock issued on or before September 15, 1998. See "Security-holders Registering Shares" and "Description of Securities."


Common Stock outstanding        20,978,770 shares.
prior to the offering

Common Stock outstanding
after the offering (1)          28,978,770 shares.

Preferred shares outstanding    3,000 shares.

Use of Proceeds                 All funds received by us upon the exercise of
                                the Warrants will be used for the expenses
			  		  of our marketing and sales, research and
                                development costs, and other expenses. We will not receive any proceeds from the conversion of the Series 2000-A Preferred
                                Stock or the shares of Common Stock issued on or before September 15, 1998. See
                                "Use of Proceeds."

Risk Factors/Dilution           The offering involves a high degree of risk.
                                See "Risk Factors."

_____________________

(1) Assumes the conversion of all the shares of Series 2000-A Preferred Stock into 2,000,000 shares of Common Stock and the exercise of all of the Series 2000-A Warrants into 2,000,000 shares of Common Stock.

                 DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed by us with the Commission are incorporated herein by reference:

      (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;
      (2) Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000;
      (3)        Report on Form 8-K, as filed on March 30, 2000;
      (4)        Report on Form 8-K, as filed on May 31, 2000;
      (5)        Report on Form 8-K, as filed on June 8, 2000;
      (6)        Report on Form 8-K/A, as filed on June 14, 2000;
      (7) Definitive Proxy Statement for the Company's 1999 Annual Meeting of Shareholders, as filed on September 23, 1999.

      All documents subsequently filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended and prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference, other than Exhibits to such documents (unless such Exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Randall L. Hales, President and Chief Executive Officer, 1877 West 2800 South, Suite 200, Ogden, Utah 84401.

                             RISK FACTORS

      Before you invest in our Common Stock you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this registration statement before you decide to purchase Shares of our Stock. No investment should be made by any person who is not in a position to lose the entire amount of his investment.

      Some of the information in this Registration Statement may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "May," "will," "expect," "anticipate," "estimate," "continue" or other similar words or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Registration Statement. The risk factors noted in this section and other factors noted throughout this Registration Statement, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

LIMITED WORKING CAPITAL; LIMITED OPERATING HISTORY; ACCUMULATED
DEFICIT; ANTICIPATED LOSSES.

      As of March 31, 2000, we had limited working capital of $909,139. We also have a limited operating history. Most of our current sales are related to product testing, raw materials sales and a licensing fee from a major customer, as well as from minimal product sales. We are still a development stage company. As of March 31, 2000, our cumulative deficit since inception was $6,930,127, of which $3,766,440 was attributable to a non-recurring charge for acquiring research and for development. These losses have resulted primarily from costs incurred in connection with research and development, including FDA compliance of our proprietary products. Prior to 1999, our revenues have been sporadic. Only during the fiscal quarter ended September 30, 1999, did we finally execute a significant sales order. Revenues from that sales order have not yet been significant. Our ability to become profitable largely depends on successfully marketing our products and developing new formulations and products. The problems and expenses frequently encountered in developing new products and the competitive industry in which we operate will impact whether we are successful. We may never achieve profitability. Furthermore, we may encounter substantial delays and unexpected expenses related to research, development, production, marketing, regulatory matters or other unforeseen difficulties.

FUTURE CAPITAL NEEDS.

       We may require substantial funds for various reasons, including continuing research and development, expanded testing, primarily the FDA shelf-life testing process for our products, and manufacturing and marketing our existing products. In the short term, based on past financial needs and on currently planned programs, we anticipate that the funds on hand and funds committed from the sale of preferred stock, together with funds generated from future product sales, should be adequate, even if at the minimum level, to satisfy our capital requirements for approximately 12 months. This estimate is based on certain assumptions and there can be no assurance that available funds will be sufficient to satisfy our capital requirements for that period. Adequate funds may not be available when needed or on terms acceptable to us.
Insufficient funds may require us to delay, scale back or eliminate certain or all of our research and development programs or to license third parties to commercialize products or technologies that we would otherwise seek to develop ourselves, which may materially adversely affect our continued operations.

NEED OF ADDITIONAL FINANCING.

      While we have just completed financings through the sale of common and preferred stock, we may not be able to fully expand or operate our business as planned without obtaining additional financing within the next 12 months. If such financing is not available or obtainable, investors may lose a substantial portion or all of their investment and our business may be inadequately funded to satisfy our capital requirements, expand our clinical trials, fund our research and development, and sustain the contract manufacturing, marketing and sales of our existing products. We currently have no immediate means for obtaining this additional financing. Consequently, we cannot assure investors that additional financing, when necessary, will be available on acceptable terms, or at all.

TECHNOLOGICAL UNCERTAINTY AND EARLY STAGE OF PRODUCT DEVELOPMENT.

      The science and technology of products for the health care and personal hygiene markets, including antimicrobial preparation, is rapidly evolving. Our products may require significant further research, development, testing and regulatory compliance efforts. They are also subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibility that any or all of the future products will prove to be ineffective or unsafe, that the proposed products are uneconomical, that others hold proprietary rights which preclude us from marketing such products, or that others market better products. Accordingly, we are unable to predict whether its research and development activities will result in any new commercially profitable products. Further, due to the extended testing process required, we may be unable to sell certain new products in the future. There is also no guarantee that we will be able to sell our proprietary formulation in sustained, profitable volumes.

LACK OF PRODUCTION FACILITIES.

      Small batches of concentrate for our products are now being mixed at facilities off our premises and shipped to a manufacturer designated by our major customer, where the products are mixed and packaged. Management believes that a portion of the profit related to the sale of each product unit is foregone because we lack our own production facility. There is no assurance that such an eventual acquisition would be affordable or be as successful as projected, or that we could develop the capacity to manufacture and package our products in house, since we have no experience in large scale manufacturing. In addition, we may be unsuccessful in developing the necessary facilities or recruiting trained personnel to achieve profitable manufacturing and packaging capacities.

SMALL VOLUME EXPERIENCE

      We may encounter scale-up difficulties as anticipated sales require us to produce larger commercial volume batches of our products.
In the event we were to receive sales orders larger than we or our contract manufacturers and suppliers can fill within a reasonable time, we would face the alternative of either turning down such orders, being late in fulfilling them or being constrained to subcontract the production out on terms less favorable to us. In either of the first two events, we could lose credibility with existing of potential customers, which could result in the loss of future business. In all three of these eventualities, our anticipated revenues and earnings would probably be materially adversely effected.

GOVERNMENT REGULATION; AND COMPLIANCE WITH FDA MONOGRAPHS.

      We are subject to certain United States and international laws and regulations regarding the development, production,
transportation and sale of our products.   As a result, we may be
required to comply with certain restrictive regulations, or potential future regulations, rules, or directives. Such potential regulatory conditions or compliance with such regulations may increase our cost of operations or decrease our ability to generate income.

      We are subject to certain regulation by the Food and Drug Administration (FDA) and other federal and state regulatory agencies. FDA monographs require us to use only approved ingredients, and to conduct efficacy, shelf-life and stability testing. Any changes in existing FDA requirements may materially and adversely affect us.

LACK OF OPERATING EXPERIENCE.

      Management believes that business skills and experience are transferrable from one industry to another and one company to another. However, none of our executives has direct experience in managing a company which utilizes research and medical care technology to such a high degree.

POTENTIAL OBSOLESCENCE FROM RAPID TECHNOLOGICAL CHANGE.

      Our market is subject to rapid technological change. Development by others of new or improved products, formulation, processes or technologies may make our products obsolete or less competitive. Accordingly, we must continue investing in research and development on our existing products and to develop new products. Despite such investment, our current or proposed products may be unsuccessful.

RISKS OF INDUSTRY COMPETITION AND REDUCTION OF REVENUE AND LOSS OF
MARKET SHARE.

      Our products compete with other antimicrobial and skin protection products currently on the market. The professional health care and personal hygiene industry is dominated by a small number of large competitors that are well established in the marketplace, have experienced management, are well financed, and have well recognized trade names related to their respective product lines. We may be unable to penetrate the existing market and acquire a sufficient market share to be profitable. Significant competitive factors which will affect future sales include performance, pricing, timely product shipment, safety, customer support, convenience of use and general market acceptance.

     Competition among hand care products is strong and presents a significant barrier to entry by new products such as the ones we produce. Consumers tend to purchase and use products produced or distributed by manufacturers with recognizable names. We have not yet developed such a recognizable name in the marketplace. In addition, we have identified a number of competitors who offer products that appear substantially similar to ours, a number of which are significantly larger and more experienced in the healthcare marketplace than we are. Furthermore, we face competition from companies that currently market, or are developing products similar to those we offer. Many of these companies have significantly greater marketing, financial and managerial resources than we do. In the face of such competition, our products may become obsolete and our business may fail.

BUSINESS DEVELOPMENT RISKS.

      New ventures, particularly those involved in a highly technical industry such as the healthcare and personal hygiene industry, have substantial inherent risks. These risks are in the general, technical and human areas. Notwithstanding any pre-production planning, new products can incur unexpected problems in full-scale production, which cannot always be foreseen or accurately predicted. Formulas can become unworkable, for unpredicted reasons. Quality control and component sourcing failures can also be expected from time to time. Any business, including ours, is substantially dependent upon the capabilities and performance of both management and sales personnel. Mistakes in judgment or performance can be costly and, in certain instances, disabling. Therefore, management skill, experience, character and reliability are of significant importance.

DEPENDENCE ON KEY PERSONNEL.

      Due to the highly technical nature of our business, we are dependent on certain key personnel. Our success will be largely dependent on the decisions made by members of management. The loss of services of one or more of these employees could have a material adverse effect on our Company, including the development and sale of proprietary formulations. We are especially dependent upon the efforts and abilities of certain of our senior management and consultants, particularly Dr. Edward B. Walker, Director of Research and Development. We have a five-year consulting agreement with Dr. Walker. The loss of any of our key executives could have a material adverse effect on us and our operations and prospects, although the loss of Dr. Walker could have a more significant adverse effect. We have $2,000,000 of key man insurance coverage on Dr. Walker.

      Furthermore, we believe that our future success will depend, in part, upon our ability to attract, retain and motivate qualified personnel with competitive compensation packages, equity participation and other benefits which may reduce the working capital available for our operations. Management may also seek to obtain outside independent professionals to assist in assessing the merits and risks of any business proposals as well as assisting in the development and operation of any projects. There is no assurance, however, that we will be successful in attracting and retaining such personnel.

LIMITED INDEPENDENT MARKET TESTING.

      We believe that there is substantial commercial demand for our proprietary antimicrobial and skin protection products at a profitable price. However, this belief is solely based on our management's experience, judgment and its inhouse marketing and research, with the exception of the professional medical market where we have access to detailed industry studies. An independent marketing study has been conducted by an independent professional marketing firm with respect to potential demand for our products. However, there is no assurance that sufficient testing has been completed across all markets to confirm reliably the extent of this demand, the price ranges within which it exists, and the amount of promotion necessary to exploit this demand.

NO ASSURANCE OF MARKET ACCEPTANCE.

      Our products may not be accepted in the marketplace. Such acceptance will depend on a number of factors, including demonstrating the efficacy and advantages of our products over those of our current and future competitors. Further, we may be unable to successfully market our products even though they perform successfully in independent laboratory and clinical testing.

DEPENDENCE ON PATENTS AND THE PROTECTION OF PROPRIETARY TECHNOLOGY.

      We depend on our ability to license and obtain patents and on the adherence to confidentiality agreements executed by employees, consultants and third-parties to maintain the proprietary nature of our technology and to operate without infringing on the proprietary rights of others. We have applied for a United States patent for protection on our antimicrobial, and rash treatment and prevention formulations. The pending patents may not be perfected. Also, our present or future products may be found to infringe upon the patents of others. If our products are found to infringe on the patents, or otherwise to utilize the intellectual property of others without authority, our development, manufacture and sale of such products could be severely restricted or prohibited. In such case we might be required to obtain licenses to utilize such patents or proprietary rights of others, for which acceptable terms may be unavailable. If we were not able to obtain such licenses, the development, manufacture or sale of products requiring such licenses would be materially adversely affected. In addition, we could incur substantial costs in defending ourselves against challenges to our patents or infringement claims made by third parties or in enforcing any patents we may obtain.

LIMITED NATURE OF PATENT PROTECTION.

      Others may sell products similar to ours before we can market our products adequately. We rely on the protections that we hope to realize under the United States and foreign patent laws. However, patents provide limited protection. We have applied for a United States patent on the antimicrobial and rash treatment and prevention formulations, and applications for various other domestic and foreign patents are either pending or planned. Similar formulations and products, however, could be designed that do not infringe on our patent rights, but which may be similar enough in formulation or effect to compete against our patented products. Moreover, it is possible that unpatented but prior existing formulations and products that have never been made public and therefore are not known to us or the industry in general, may surface. Such a product could be introduced into the market without infringing on our future patents. If any such competing, non-infringing products were produced and distributed, our profit potential would be materially limited, which would seriously impair our viability.

      In addition, we cannot assure investors that any intellectual property rights eventually issued or exerted by us will not be challenged, invalidated or circumvented, or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to ours. Furthermore, if an action is brought, a court may find that we have infringed on patents owned by others. We may have to go to court to defend our rights or products, to prosecute infringements, or to defend ourselves from infringement claims by others. We are, however, not aware of any such litigation at this time.

      Patent litigation is expensive and time-consuming, and well-funded adversaries can use such actions as part of a strategy for depleting the resources of a small company such as ours. We cannot assure investors that we will have sufficient resources to successfully prosecute our interests in any such litigation that may be brought.

POSSIBLE LIMITATIONS ON MEDICAL REIMBURSEMENT.

      A major market for our products could also be adversely affected by recent federal legislation that reduces reimbursements under the capital cost pass-through system utilized in connection with the Medicare program. Failure by hospitals and other users of our products to obtain reimbursement from third-party payors or changes in government and private third-party payors' policies toward reimbursement for procedures employing our products would have a material adverse effect on us.

PROPOSED HEALTH CARE REFORM.

      The Clinton Administration has attempted, and continues to make proposals to change aspects of the delivery and financing of health care services. Other legislation to accomplish the same purpose has been or will also be introduced by members of Congress. Legislation derived from one or more of these proposals may be enacted in the future. Such legislation to control or reduce public (Medicare and Medicaid) and private spending on health care, to reform the methods of payment for health care goods and services by both the public and private sectors, and to provide universal access to health care may be passed. We cannot predict what form this legislation may take or the effect of such legislation on our business. It is possible that the legislation ultimately enacted by Congress will contain provisions resulting in price limits and utilization controls which may reduce the rate of increase in the growth of our market or otherwise adversely affect our business. It is also possible that future legislation could result in modifications to the nation's public and private health care insurance systems which may affect reimbursement policies in a manner adverse to us. We also cannot predict what other legislation relating to our business or the health care industry may be enacted, including legislation relating to third-party reimbursement, or what effect legislation may have on the results of our operations.

DEPENDENCE ON OUTSIDE SUPPLIERS.

      We currently purchase all of our chemical components, supplies and contract manufacturing from third-party suppliers. Substantially all of our current products are mixed and packaged by companies unrelated to us under supply agreements. However, if we were required to locate other suppliers or manufacturers, we could experience increased costs and significant delays in both locating and switching to new vendors. Although we have access to adequate supplies of raw materials for our current and foreseeable needs, a significant disruption in this supply could have a short-term material adverse impact on our revenue production and financial results. We have sought to mitigate this risk by entering into contracts with our suppliers to assure a continuing supply of raw materials for our product. However, long-term hedging opportunities against price increases for these items are generally not available.

MINIMAL MARKETING EXPERIENCE.

      We have commenced a sales program to market our current and proposed products. However, we have limited sales experience in the health care and personal hygiene industries and may need to recruit additional qualified personnel and/or consultants for this purpose. Our sales program may be unsuccessful or we may be unable to attract and retain qualified customers and distributors on favorable terms.

PRODUCT LIABILITY RESULTING IN LOSSES AND CAUSING BUSINESS TO FAIL.

     We have a limited operating history upon which to evaluate the performance and effects of our products in actual use on consumers. We can provide no absolute assurance that our product line will operate as designed or that no injury to persons will result from the use of our products. For example, there is potential that someone may have an allergic reaction or sustain injury in some other way after using our antimicrobial hand cleansing, or rash prevention products. Such individuals may subsequently seek to hold us responsible for any losses incurred. In such a case, we may experience losses or other material adverse consequences, which may, in severe cases, cause us to cease operations.

PRODUCT LIABILITY AND POSSIBLE INSUFFICIENCY OF INSURANCE.

      The nature of our business, the manufacture, development and marketing of antimicrobial hand cleansing products, exposes us to the potential risk from product liability claims and there can be no assurance that we can avoid significant product liability exposure. We maintain product liability insurance providing coverage up to $2,000,000 per claim with an aggregate policy limit of $2,000,000. There is substantial doubt that this amount of insurance would be adequate to cover potential liabilities in the event that we were to face significant claims. A successful products liability claim brought against us could have a material adverse effect on our business, operating results and financial condition. Further, product liability insurance is becoming increasingly expensive, and there can be no assurance that we will successfully maintain adequate product liability insurance at acceptable rates, or at all. Should we be unable to maintain adequate product liability insurance, our ability to market our products would be significantly impaired. Any losses that we may suffer from future liability claims or a voluntary or involuntary recall of our products and the damage that any product liability litigation or voluntary or involuntary recall may do to the reputation and marketability of our products would have a material adverse effect on our business, operating results and financial condition.

RISKS ASSOCIATED WITH POTENTIAL INTERACTIONS, ACQUISITIONS OR
INVESTMENTS.

      We may engage in corporate partnering or other interactions with, or acquire or make substantial investments in complementary businesses, products, services or technologies in the future. From time to time, we may have discussions with other companies regarding such interactions, acquisitions or investments in, their businesses, products, services or technologies. However, we have no present understanding or agreement relating to any such transaction. We cannot assure the investor that we will be able to identify suitable candidates. Even if we identify suitable candidates, there can be no assurance that we will be able to close such interactions, acquisitions or investments on commercially acceptable terms.

      In the event that we acquire another company, we could encounter difficulty in assimilating the acquired company's
operations, personnel or products.   In addition, the key personnel
of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in assimilating the acquired products, services or technologies into our operations. Such difficulties could potentially disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations and otherwise dilute the desired financial and strategic benefits from the acquisition or investment. Future acquisitions and investments by us also could result in substantial cash expenditures. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could potentially dilute the ownership of our existing stockholders. The incurrence of additional debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, could have a material adverse effect upon our financial results.

DEPENDENCE ON DOMESTIC MARKETS AND PROJECTED EXPANSION INTO
INTERNATIONAL MARKETS.

      While a number of our competitors have diversified their revenues to include a strong international component, we are currently dependent primarily on sales generated in the U.S. markets. In order for our unit sales to sustain growth in the domestic markets we will depend on increased usage of our products by health care professionals, the food handling industry, hospitality, government, education, e-commerce, retail and other niche markets. In addition, we will need to promote innovation and expansion of our product line as well as capture market share from our competitors. There can be no assurance that we will succeed in implementing our strategies to achieve such domestic growth.

      In order to reduce our dependence on domestic revenues, we have adopted a strategy to begin penetrating international markets.
In implementing this strategy, we face barriers to entry and the risk of competition from local and other companies that already have established global businesses. The risks generally associated with conducting business internationally include: exposure to currency fluctuations, limitations on foreign investment, import/export controls, nationalization, unstable governments and legal systems and the additional expense and risks inherent in operating in geographically and culturally diverse locations. Because we plan to develop our international business through joint ventures, co-packaging arrangements, agent and/or other alliances, we may also be subject to risks associated with such joint venture arrangements and alliances, including those relating to the marriage of different corporate cultures and shared decision-making. In addition, since the current international distribution capabilities are extremely limited, we will also need to acquire a distribution network or enter into alliances with existing distributors before we can effectively conduct operations in new markets. There can be no assurance that we will succeed in increasing our international business in a profitable manner, and a failure to expand this business may have a material adverse effect on our business and results of operation.

      At the present time we do not have any registered foreign trademarks or any pending foreign trademark applications. There can be no assurance that we will successfully register any foreign trademarks. Furthermore, in the event that we are successful in registering foreign trademarks on our products and formulations there can be no assurance that such trademarks will be protected in the foreign markets in which they are used.

RISKS ASSOCIATED WITH PROJECTED EXPANSION INTO INTERNATIONAL MARKETS.

      We intend to establish and expand our operations to encompass international sales and marketing efforts. In order to maximize our expansion abroad with minimum capital outlay, we may recruit business partners in various foreign markets to conduct operations, establish local networks and coordinate sales and marketing efforts. Our success in such markets is directly dependent on the success of locating good business partners and their dedication of sufficient resources to our business relationships.

      International expansion will subject us to additional exchange risks and will require management attention and resources. We expect to pursue expansion through a number of international alliances and to rely extensively on these business partners initially to conduct operations, register web sites, and coordinate sales and marketing efforts. Our success in these markets will depend on the success of our business partners and their willingness to dedicate sufficient resources to our business relationships. We cannot provide assurances to investors that we will be successful in our efforts overseas.

      International operations are subject to other inherent risks, including: the impact of recessions in economies outside the United States; changes in domestic regulatory requirements, as well as differences between domestic and foreign regulatory requirements; export restrictions, including export controls relating to product formulas, reduced protection for intellectual property rights in some countries; potentially adverse tax consequences; difficulties and costs of staffing and managing foreign operations; political and economic instability; tariffs and other trade barriers; and seasonal reductions in business activity during the summer months in Europe and certain other parts of the world.

      Our failure to address these risks adequately could materially and adversely affect our business, results of operations and financial condition.

WORLD ECONOMIC, POLITICAL AND EXCHANGE FLUCTUATIONS.

      We anticipate that a significant portion of our future product sales will be in foreign countries. Because we plan to quote prices for our products and to accept payment on sales principally in U.S. dollars, any significant increase in the value of the U.S. dollar against local currencies may make our products less competitive with foreign products. The economic and political instability of some foreign countries also may affect the ability of distributors and customers to purchase and pay for our products, or the ability of potential customers to pay for them.

POTENTIAL ADVERSE EFFECTS OF FUTURE SALES OF STOCK; DILUTION.

      As of June 30, 2000, approximately 84.6% or about 17,739,040 of the total 20,978,770 shares of Common Stock outstanding were "restricted securities" within the meaning of Rule 144 under the 1933 Act. Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months, sell in ordinary transactions, or in transactions directly with a market maker an amount equal to the greater of one percent of our then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Purchasers of Securities in this offering will experience immediate and substantial dilution in net tangible book value of their investment.

POSSIBLE VOLATILITY OF STOCK PRICE.

      There is currently no public market for our shares. However, should our shares be traded in the future, factors such as announcements by us of new products, quarterly variations in our financial results, the gain or loss of material contracts, changes in management, regulatory changes, trends in the industry or stock market and announcements by competitors, among other things, could cause an eventual market price of such securities to fluctuate significantly.

POTENTIAL ADVERSE AFFECTS OF BOARD OF DIRECTOR'S RIGHT TO ISSUE
PREFERRED STOCK.

      Our Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, redemption, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. Those terms and conditions may include preferences on an equal or prior rank to existing series of Preferred Stock. Those shares may be issued on such terms and for such consideration as the Board then deems reasonable and such stock shall then rank equally in all aspects of the series and on the preferences and conditions so provided, regardless of when issued.
In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in our control.

NO CASH DIVIDENDS.

      The holders of Common Stock are entitled to receive dividends when, and if declared by the Board of Directors out of funds legally available therefor. To date, we have not paid any cash dividends.
We do not intend to declare any cash dividends in the foreseeable future, but instead intend to retain all earnings, if any, for use in our business operations. Since we may be required to obtain additional financing, it is likely that there will be restrictions on our ability to declare any dividends.

BROAD DISCRETION AS TO USE OF PROCEEDS.

      All of the net proceeds of the Offering, if any, have been allocated for the expansion of marketing and sales, research and development, and to gain control of manufacturing capacity, and for other operating needs (and not otherwise allocated for a specific purpose) and will be used for such purposes as management may determine in its sole discretion without the need for stockholder approval with respect to any such allocations.

LIMITED LIABILITY FOR OFFICERS AND DIRECTORS AND INDEMNIFICATION
MATTERS.

      Our Certificate of Incorporation and Bylaws eliminate, in certain circumstances, the liability of directors and officers for monetary damages for breach of their fiduciary duties. Delaware law permits a corporation to enter into indemnification agreements whereby it could provide indemnification of officers and directors against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. The indemnification agreements could also require that we indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Such agreements could permit the director or officer that were party thereto to bring suit to seek recovery of amounts due under the agreement and to recover the expenses of such a suit if he or she were successful. We may enter into such agreements in the future.

DILUTION POSSIBILITIES.

      The Board of Directors has the inherent right under applicable Delaware law, for whatever value the board deems adequate, to issue additional shares of Common Stock up to the limit of shares authorized by the Certificate of Incorporation, and, upon such issuance, all holders of shares of Common Stock, regardless of when it is issued, thereafter generally rank equally in all aspects of that class of stock, regardless of when issued. The Board of Directors likewise has the inherent right, limited only by applicable Delaware law and provisions of the Certificate of Incorporation to increase the number of shares of Preferred Stock in a series, to create a new series of Preferred Stock and to establish preferences and all other terms and conditions in regard to such newly created series. Any of those actions will dilute the holders of Common Stock and also affect the relative position of the holders of any series of any class. Current stockholders have no rights to prohibit such issuances nor inherent "preemptive" rights to purchase any such stock when offered.

RISKS OF FORWARD-LOOKING STATEMENTS ON INVESTMENT DECISIONS.

      Because forward-looking statements are inherently unreliable, investors should not rely on such assessments in making their investment decisions. The information contained in this section and elsewhere may at times represent our best estimates of our future financial and technological performance, based upon assumptions believed to be reasonable. We make no representation or warranty, however, as to the accuracy or completeness of any of these assumptions, and nothing contained in this document should be relied upon as a promise or representation as to any future performance or events.

      Our ability to accomplish our objectives, and whether or not we will be financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are within the discretion and control of management and others are beyond management's control. Our management considers the assumptions and hypothesis used in preparing any forward-looking assessments of profitability contained in this document to be reasonable; however, we cannot assure investors that any projections or assessments contained in this document, or otherwise made by management, will be realized or achieved at any level. Prospective investors should have this prospectus reviewed by their personal investment advisors, legal counsel or accountants to properly evaluate the risks and contingencies of purchasing our common stock.

SUBSTANTIAL PENALTIES FOR FAILURE TO MAINTAIN THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT.

      We are subject to a registration rights agreement that requires us to register certain of our Common Stock with the Securities and Exchange Commission. Under this agreement, we must also maintain this registration until all of the covered securities are sold or can be sold publicly without benefit of the registration. If we are unable to obtain or maintain this registration, we will be subject to substantial monetary penalties.

                           USE OF PROCEEDS

      Holders of Series 2000-A Warrants of First Scientific, Inc.
(the "Company"), are not obligated to exercise any of their Warrants. However, assuming the issuance and exercise of all of the Warrants and the issuance of the maximum 2,000,000 additional shares of Common Stock, issuable upon such exercise, which are being registered for resale hereunder, the net proceeds from this Offering to be received by us from the issuance of said maximum shares of Common Stock upon the exercise of all of the potentially issuable Warrants are estimated to be $6,000,000. There has been no public market for our shares. There is no assurance that any of the Warrants will be exercised and, consequently, the Company may not receive any proceeds from this Offering. The Company will not receive any proceeds from the issuance of shares of Common Stock upon conversion of the Series 2000-A Preferred Stock or from the resale by holders of shares of Common Stock issued prior to September 15, 1998.

      The Company currently anticipates that it will use the net proceeds of this Offering, if any, will be used for the expansion of marketing and sales, research and development costs, and other expenses. In the event sufficient proceeds are not received, the Company's short term plan is to meet cash needs through external financing sources such as bank financing and private offerings of debt and/or equity. The Company also expects the cash flow from operations will provide additional funds to the Company as operating revenues increase.

      The cost, timing and the amount of funds required for such uses by the Company cannot be precisely determined at this time and will be based upon, among other things, competitive developments, the rate of the Company's progress in product development, and the availability of alternative methods of financing. In addition, the Company's Board of Directors has broad discretion in determining how the proceeds of this Offering received by the Company will be applied.


                  SECURITYHOLDERS REGISTERING SHARES

        Of the shares of Common Stock, up to a total of 4,000,000 shares will be offered and sold by Aspen Capital Resources, LLC, the holder of the Series 2000-A Preferred Stock and of the Series 2000-A Warrants. The remaining 3,210,780 shares of Common Stock are to be offered and sold by holders of shares issued on or before September 15, 1998. The tables on the page that follows set forth, as of the date of this Prospectus: (i) the name of each Selling Shareholder;
(ii) certain beneficial ownership information with respect to the Selling Shareholders; (iii) the number of Shares that may be sold from time to time by each Selling Shareholder pursuant to this Prospectus, and (iv) the amount (and, if one percent or more, the percentage) of Common Stock to be owned by each Selling Shareholder if all Shares are sold. Beneficial ownership is determined in accordance with securities rules and regulations and generally includes voting or investment power with respect to securities. Shares of Common Stock that are issuable upon the exercise of outstanding options, warrants or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Shareholder's percentage ownership of outstanding Common Stock.

        The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of June 30, 2000, by each of the holders of Series 2000-A Convertible Preferred Stock (the "Selling Series 2000-A Preferred Stockholder"), assuming the Series 2000-A Preferred Stockholder elects to exercise its conversion rights to convert the Series 2000-A Convertible Preferred shares into shares of Common Stock, at the minimum conversion price equal to $2.00 per share of Common Stock, the number of shares of Common Stock to be sold by each Selling Series 2000-A Preferred Shareholder, and the percentage of each Selling Series 2000-A Preferred Stockholder after the sale of Common Stock included in this Prospectus.

                                                                          Shares Beneficially
                                 Shares Beneficially       Number of           Owned After
                               Owned Prior to Offering    Shares Being         Offering (1)
                               ------------------------      Offered       ---------------------
  Stockholder                     Number      Percent(2)  -------------      Number     Percent
---------------                -------------  ---------                    ----------  ---------
Aspen Capital Resources, LLC     2,000,000(3)    8.1%       2,000,000(3)       -0-          *

________________________
 *   Less than 1%

(1)  Assuming the sale by the Selling Series 2000-A Preferred
     Stockholder of all of its shares of Common Stock offered hereunder by such Selling Series 2000-A Preferred Stockholder.
     There can be no assurance that any of the Shares of Common Stock offered hereby will be sold.
(2) The percentages set forth above have been computed assuming the number of shares outstanding equals the sum of (a) 20,978,770, which is the number of shares of Common Stock actually outstanding on June 30, 2000, and (b) shares of Common Stock subject to conversion rights and warrants held by the person(s) with respect to which such percentage is calculated.
(3) Includes up to 2,000,000 shares of Common Stock representing the shares issuable by the Company upon the conversion of Series 2000-A Preferred Stock pursuant to a Securities Purchase
     Agreement between the Company and Aspen Capital Resources, LLC, whereby the Selling Series 2000-A Preferred Stockholder has purchased 3,000 shares of Series 2000-A Preferred Stock and up to a maximum of 500,000 Series 2000-A Warrants for $3,000,000 less offering expenses of $300,000 and may, but is not required to, purchase up to an an additional 1,000 shares of Series 2000-A Preferred Stock and up to a maximum of 500,000 additional
     Warrants for $1,000,000. Upon conversion of all 4,000 such preferred shares, a maximum of 2,000,000 shares of Common Stock could be issuable to the Selling Series 2000-A Preferred Stockholder. The actual number of shares of Common Stock that will be issued to the Selling Series 2000-A Preferred Stockholder in the event of conversion pursuant to the Securities Purchase Agreement will vary, and may vary materially from the aggregate of 2,000,000 shares registered under the Registration Statement.

    There can be no assurance that any of the shares of Common Stock will be issued to the Selling Series 2000-A Preferred Stockholder pursuant to the Securities Purchase Agreement and therefore that any of the Shares of Common Stock offered hereby by the Selling Series 2000-A Preferred Stockholder will be sold.

              __________________________________________

    The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of June 30, 2000, the holder of Series 2000-A Warrants (the "Selling Warrantholder"), assuming the Selling Warrantholder elects to exercise the Warrants held by it to purchase shares of Common Stock at an exercise price of $3.00 per share, the number of shares to be sold by said Selling Warrantholder, and the percentage of said Selling Warrantholder after the sale of the shares included in this Prospectus.

                                                                          Shares Beneficially
                                 Shares Beneficially       Number of           Owned After
                               Owned Prior to Offering    Shares Being         Offering (1)
                               ------------------------      Offered       ---------------------
  Warrantholder                   Number      Percent(2)  -------------      Number     Percent
  -------------                -------------  ---------                    ----------  ---------
Aspen Capital Resources, LLC     2,000,000(3)    8.1%       2,000,000(3)        -0-        *

________________________
 *   Less than 1%

(1) Assuming the sale by the Selling Warrantholder of all of its shares of Common Stock issuable upon exercise of the Warrants and offered hereunder for resale by such Selling Warrantholder. There can be no assurance that any of the Shares of Common Stock offered hereby will be sold.
(2) The percentages set forth above have been computed assuming the number of shares outstanding equals the sum of (a) 20,978,770, which is the number of shares of Common Stock actually outstanding on June 30, 2000, and (b) shares of Common Stock subject to conversion rights and warrants held by the person(s) with respect to which such percentage is calculated.
(3) Includes up to 2,000,000 shares of Common Stock representing the shares issuable by the Company upon the exercise of Series
     2000-A Warrants pursuant to a Securities Purchase Agreement between the Company and Aspen Capital Resources, LLC, whereby the Selling Warrantholder has purchased 3,000 shares of Series 2000-A Preferred Stock and up to a maximum of 1,500,000 Series 2000-A Warrants for $3,000,000 less offering expenses of $300,000 and may, but is not required to, purchase up to an additional 1,000 Series 2000-A shares of Preferred Stock and up to a maximum of 500,000 additional
     Warrants for $1,000,000 less offering expenses of $100,000. Upon exercise of all Series 2000-A Warrants, a maximum of 2,000,000 shares of Common Stock could be issuable to the Selling Warrantholder. The actual number of shares of Common Stock that will be issued to the Selling Warrantholder in the event of exercise pursuant to the Securities Purchase Agreement will vary, and may vary materially from the aggregate of 2,000,000 shares registered under the Registration Statement.

    There can be no assurance that any of the shares of Common Stock will be issued to the Selling Warrantholder pursuant to the Securities Purchase Agreement and therefore that any of the Shares of Common Stock offered hereby by the Selling Warrantholder will be sold.

          __________________________________________________


    The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of June 30, 2000, by each of the holders of shares of Common Stock issued on or before September 15, 1998 (the "Selling Shareholders"), assuming each of the Selling Shareholders elects to sell his or her shares of Common Stock, at an exercise price of $3.00 per share, the number of shares to be sold by each Selling Shareholder and the percentage of each Selling Shareholder after the sale of the shares included in this Prospectus.

                                                                                   Shares Beneficially
                                           Shares Beneficially     Number of           Owned After
                                         Owned Prior to Offering  Shares Being         Offering (1)
                                           --------------------    Offered (2)    ---------------------
 Stockholders                               Number     Percent     ----------       Number     Percent
 -------------                             ---------  ---------                   ----------  ---------

Alfred C. Adams & Kathie B. Adams,
    JTWROS(3)                                  13,333      *            8,333           0          *
Kathie B. Adams Custodian for Kristina
  L. Adams                                      2,500      *            2,500           0          *
Kathie B. Adams Custodian for Zackary
  C. Adams                                      2,500      *            2,500           0          *
Chris Allison                                 163,869      *            3,167        160,702       *
American Pension Services, FUB Custodian
    for Nikki R. Blackham (5)                  38,000      *           38,000           0          *
American Pension Services, FUB Custodian
    for Heath T. Birchall Roth/IRA(6)           7,500      *            7,500           0          *
American Pension Services, FUB Custodian
    for Keri F. Burrows Roth/IRA                7,500      *            7,500           0          *
American Pension Services FUB, Custodian
    for Merlin V. Fish Keogh(5)               100,000      *          100,000           0          *
American Pension Services FUB, Custodian
    for Marci C. Fish Roth, IRA                 7,500      *            7,500           0          *
American Pension Services FUB, Custodian
    for Candace L. Fish Roth, IRA(3)            7,500      *            7,500           0          *
American Pension Services, FUB, Custodian
    for Kevin B. Fish Roth, IRA(3)              7,500      *            7,500           0          *
American Pension Services, FUB Custodian
    for Candace L. Fish Roth, IRA(3)            7,500      *            7,500           0          *
American Pension Services, FUB Custodian
    for Kevin B. Fish Roth,IRA(3)               7,500      *            7,500           0          *
American Pension Services, FUB Custodian
    for Jane Mendenhall Roth,IRA                1,690      *            1,690           0          *
American Pension Services, FUB Custodian
    for Ryan Taylor Roth,IRA                   10,000      *           10,000           0          *
American Pension Services, FUB Custodian
    for Jennie Curtis Roth,IRA                  1,000      *            1,000           0          *
American Pension Services, FUB Custodian
    for Kent Curtis Roth, IRA                   1,000      *            1,000           0          *
American Pension Services, FUB Custodian
    for Steven C. Pinegar, IRA                  7,000      *            7,000           0          *
American Pension Services, FUB Custodian
    for Ryan A. Fish Roth, IRA                  7,500      *            7,500           0          *
American Pension Services, FUB Custodian
    for Marshall S. Blackham Roth,IRA          10,000      *           10,000           0          *
American Pension Services, FUB Custodian
    Todd K. Hewlett Roth, IRA                  25,000      *           25,000           0          *
American Pension Services, FUB Custodian
    for Stefanie F. Hewlett Roth, IRA          25,000      *           25,000           0          *
American Pension Services, FUB Custodian
    for Julia F. Thompson Roth,IRA              7,500      *            7,500           0          *
American Pension Services, FUB Custodian
    for Melvin G. Fish Roth, IRA                8,000      *            8,000           0          *
Clyde Argyle                                    1,000      *            1,000           0          *
Reza John Azimi                                45,000      *            5,000         40,000       *
James N. Bahan and Mary Bahan Trust (4)       121,646      *           63,000         58,646       *
Paul Bank and Cornelia Bank, JTWROS             4,000      *            4,000           0          *
Bruce Banks                                     1,000      *            1,000           0          *
The Barebones Charitable Remainder
    Unitrust(5)                               100,000      *          100,000           0          *
Evan R. Barton                                  2,000      *            2,000           0          *
Michael D. Bearden                                500      *              500           0          *
Paul L. Beckett                                 2,000      *            2,000           0          *
William Beifuss III                             3,333      *            3,333           0          *
Marci L. Fish (6)                              98,225      *           23,500         74,725       *
Lori F. Birchall Custodian for Candace
    L. Fish, UGMA UT(5)(7)                     92,443      *           49,050         43,393       *
Lori F. Birchall Custodian for Kevin B.
    Fish, UGMA UT(5)(7)                        92,293      *           48,900         43,393       *
Lori F. Birchall and Heath T. Birchall,
    JTWROS(7)                                 344,262     1.4%         16,800        327,462      1.6%
Rachael Bird(8)                                 1,500      *              500          1,000       *
Randall C. Bird(8)                              1,500      *            1,000            500       *
Lowell I. Black                               129,458      *           27,858        101,600       *
Angus U. Blackham and Lula Belle
    Blackham, JT TEN                           20,000      *           20,000           0          *
Marshall S. Blackham(9)                       250,892     1.0%        134,333        116,559       *
Blue Cavern Investments LLC(10)                70,999      *           24,333         46,666       *
Beth Borup                                        500      *              500           0          *
J. Russ Bradshaw                                9,667      *            3,000          6,667       *
J. Larry Bradshaw                               2,000      *            2,000           0          *
Willard T. Brannen                              1,500      *            1,500           0          *
Claud Tracy Bronson                               500      *              500           0          *
Jane Burrows                                    1,000      *            1,000           0          *
Megan Burrows                                   1,000      *            1,000           0          *
Brian Burrows                                   1,000      *            1,000           0          *
Steve Burrows                                   1,500      *            1,500           0          *
Matthew Burrows and Keri Burrows Family Trust  97,759      *            8,700         89,059       *
Grant S. Burrows Sr.                            1,000      *            1,000           0          *
B W LLC (4)                                    33,646      *           33,646           0          *
Jennifer Call                                   5,000      *            5,000           0          *
Randy Carlson                                   5,000      *            5,000           0          *
Larry Carson and Sandee Carson, JTWROS         32,667      *           26,000          6,667       *
R. Wade Carson                                  3,000      *            3,000           0          *
Jason Carter                                      500      *              500           0          *
Adam G. Chapman (11)                            1,000      *            1,000           0          *
Cadi Chapman (11)                               2,000      *            2,000           0          *
Gloria Chapman                                 10,500      *           10,500           0          *
Richard G. Chapman                              1,000      *            1,000           0          *
Thomas G. Chapman (11)                        159,219      *           25,666        133,553       *
Jack R. Christianson                              500      *              500           0          *
Jane H. Clark                                  18,300      *           18,300           0          *
Jeffrey Paul Clark and Jane Ann Clark,
    JTWROS                                      2,500      *            2,500           0          *
Douglas R. Clark                                2,500      *            2,500           0          *
Brian P. Clark                                  2,500      *            2,500           0          *
Stuart T. Clark                                   500      *              500           0          *
Scott C. Clark                                    500      *              500           0          *
Byron N. Clark                                    250      *              250           0          *
N. Palmer Clark                                   250      *              250           0          *
Michelle T. Clegg and Trent K. Clegg            1,000      *            1,000           0          *
Jerry Craven                                    1,000      *            1,000           0          *
Robert Shannon Cummings and Lorri Kay,
    Cummings JTWROS                            26,000      *           26,000           0          *
Kent Curtis and Jennie Curtis, JTWROS          15,000      *           13,000           0          *
Garrett C. Davis                                  400      *              400           0          *
Curtis De Young                                 1,000      *            1,000           0          *
Devon Denler                                      833      *              833           0          *
Doug Denning                                      400      *              400           0          *
Jamie Dillman (12)                              5,000      *            2,500           0          *
Robert Dillman (12)                             5,000      *            2,500           0          *
David H. Dimond                                 1,000      *            1,000           0          *
Heather Disbrow (13)                            5,000      *            2,500          2,500       *
Jared Disbrow (13)                              5,000      *            2,500          2,500       *
Sharon O. Drakos                                5,000      *            5,000           0          *
Richard Dunbar                                  2,500      *            2,500           0          *
Cindy L. Dunkin and Jeffrey L. Dunkin,
    JTWROS                                     20,000      *           20,000           0          *
Robert H. Eager                                   572      *              572           0          *
Frank Eubank and Candy Eubank                     700      *              700           0          *
Steve Faerber and Vera Faerber, JT TEN            500      *              500           0          *
David M. Fairbourn and Margie N.
    Fairbourn                                   1,000      *            1,000           0          *
Jacob C. Fish                                  14,333      *            5,000          9,333       *
Judith Fish and Stanley L. Fish, JTWROS         4,000      *            4,000           0          *
Melvin G. Fish                                 41,000      *           33,000           0          *
Tyler Fish(8)                                   3,500      *            3,500           0          *
Jessica Fish                                    3,500      *            3,500           0          *
Gregory M. Fish                               100,559      *           32,000         68,559       *
Marlene K. Fish                                 7,000      *            7,000           0          *
Patricia B. Fish(5)                           996,859     4.0%        532,690        464,169      2.2%
Ryan A. Fish                                   89,495      *           13,436         76,059       *
Marlene Fish Custodian for Adam Fish           11,500      *           11,500           0          *
Marlene Fish Custodian for Amberly Fish        11,500      *           11,500           0          *
Marlene Fish Custodian for Michael Fish        11,500      *           11,500           0          *
John Foster                                    10,000      *           10,000           0          *
Shelly S. French                                  100      *              100           0          *
Pomera M. Fronce                                  300      *              300           0          *
R. Quinn Gardner                              133,333      *          133,333           0          *
Nolan D. Gerber                                   500      *              500           0          *
David O. Gifford                                2,000      *            2,000           0          *
Ryan W. Gill                                    1,200      *            1,200           0          *
Kenneth Goggia                                  5,000      *            5,000           0          *
Natalie C. Gordon                                 500      *              500           0          *
Brandon Greenwood                               6,250      *            6,250           0          *
George Hacking and Sydney Hacking               5,000      *            5,000           0          *
Don Hacking                                    20,000      *           20,000           0          *
Jehu Hand (14)                                150,000      *          150,000           0          *
Matt Hanks                                      4,000      *            4,000           0          *
Adam K. Heindorff                                 500      *              500           0          *
Paul Heiner                                     1,000      *             1,000          0          *
Daniel Hemmert                                  1,667      *             1,667          0          *
Suzanna Hewlett                                 4,000      *             4,000          0          *
Mona F. Hewlett                                23,000      *            23,000          0          *
Sandra A. Hewlett                               5,000      *             5,000          0          *
Stefanie Hewlett (15)                         331,804     1.3%          86,245       245,559      1.2%
Todd K. Hewlett(15)                           331,804     1.3%         150,000       181,804       *
Matthew S. Hewlett                              2,500      *             2,500          0          *
Robert Higginson                               15,000      *            15,000          0          *
Rachael W. Hirschi and Brent Morgan
    Hirschi, JTWROS                            15,750      *            15,750          0          *
Melissa Hobaugh                                   125      *               125          0          *
David R. Hodson                                   300      *               300          0          *
Brett Hughes                                    1,500      *             1,500          0          *
Jared Hutchings                                   450      *               450          0          *
Aaron S. Inouye                                 2,000      *             2,000          0          *
Annette Irwin                                   6,667      *             6,667          0          *
Romm Jackson                                      800      *               800          0          *
Richard D. Jarvis                               1,000      *             1,000          0          *
Michael P. Jensen                              20,000      *            20,000          0          *
Paul V. Johnson                                   500      *               500          0          *
Pattie M. Johnson                                 500      *               500          0          *
Brian M. Johnson                                  500      *               500          0          *
Rick K. Johnson                                   500      *               500          0          *
Christine C. Jones                              2,500      *             2,500          0          *
Rod Jorgensen and Gayle Jorgensen               1,000      *             1,000          0          *
Joel G. Judd                                      500      *               500          0          *
Kelly B. Kading                                 7,500      *             7,500          0          *
Stan Kauffman                                     500      *               500          0          *
Ronnie L. Kolgrow                                 250      *               250          0          *
Richard C. Knudson                              3,000      *             3,000          0          *
John Bruce Kochevar (16)                        1,250      *               625          0          *
Jeffery Bruce Kochevar (16)                     1,250      *               625          0          *
W. Matthew Lallatin                            10,000      *            10,000          0          *
Brock Laubhan                                   1,500      *             1,500          0          *
Ryan Lee                                        4,445      *             4,445          0          *
Kim LeGrande                                   20,000      *            20,000          0          *
Allan Loretz                                    2,500      *             2,500          0          *
Nanette Loveday                                   500      *               500          0          *
Randall Lunt                                    1,000      *             1,000          0          *
Cory H. Maxwell                                   500      *               500          0          *
Cameron D. McClure                              1,500      *             1,500          0          *
Ryan S. Napierski                                 500      *               500          0          *
Dru R. Nielson and Laurel Nielson, JTWROS      70,000      *            70,000          0          *
Jason R. Nokes                                  3,000      *             3,000          0          *
Brent Olson                                    36,666      *            10,000        26,666       *
Collete Parker                                    500      *               500          0          *
Marianne Peck                                   2,650      *               250
Marianne R. Peck                                2,650      *               100          0          *
Mark R. Peck and Marianne R. Peck, JT
    TEN(17)                                     2,650      *             2,000          0          *
Marianne R. Peck Custodian for
    Elizabeth Peck                                100      *               100          0          *
Marianne R. Peck Custodian for
    Mckenzie Peck, UGMA UT                        100      *               100          0          *
Marianne R. Peck Custodian for Connor
    M. Peck, UGMA UT                              100      *               100          0          *
Brian Peterson                                  6,225      *             6,225          0          *
John R. Peterson                               32,000      *            32,000          0          *
Stanley A. Peterson                             5,000      *             5,000          0          *
Edward L. Platt                                 8,000      *             8,000          0          *
John Prevatt                                  125,000      *            25,000       100,000       *
Kristy Pulley                                   1,000      *             1,000          0          *
Devin Elwood Rhoton                             1,000      *             1,000          0          *
Derick Rhoton                                   1,350      *             1,350          0          *
Scott Rice                                      1,000      *             1,000          0          *
John Rice                                      20,000      *            20,000          0          *
Byron Riches and Colleen Riches, Trustee
   for the Riches Family Trust DTD 1/9/87       1,000      *             1,000          0          *
Stewart Ritchie                                   375      *               375          0          *
Richard K. Robins                               1,000      *             1,000          0          *
Gene B. Robison                                 5,000      *             5,000          0          *
Angela Romeril                                  1,000      *             1,000          0          *
Mark C. Sanderson                               8,572      *             8,572          0          *
Welster M. Santos and Colleen I. Santos,
    JT TEN                                      1,250      *             1,250          0          *
Bethany Schlensker (18)                        13,000      *             2,000          0          *
Louise A. Schlensker(18)                       13,000      *             9,000          0          *
Scott D. Schlensker                             2,000      *             2,000          0          *
Todd Schlensker(18)                            13,000      *             2,000          0          *
Laurie A. Schlensker                            2,000      *             2,000          0          *
David Schofield                                 1,000      *             1,000          0          *
Monte F. Shelley                               68,500      *             1,500        67,000       *
Cally J. Smith                                    500      *               500          0          *
Societe Financiere du Seujet, S.A.(19)        200,000      *           200,000          0          *
Calvin R. Stephens(20)                         21,000      *             5,000          0          *
RaNae Stephens(20)                             21,000      *               500          0          *
Rod W. Stephens and Pamela W. Stephens,
    JTWROS (20)                                21,000      *            15,000          0          *
Roy J. Stephens(20)                            21,000      *               500          0          *
Shane C. Stephens and Michelle Stephens,
    JTWROS                                     20,000      *            20,000          0          *
Ronald E. Strobelt                              6,000      *             6,000          0          *
Dale Strum                                      5,000      *             5,000          0          *
James Swain                                     1,000      *             1,000          0          *
Juno L. Taylor                                  4,500      *             4,500          0          *
David D. Thompson and Julia F. Thompson,
    JTWROS                                    149,759      *            73,700        76,059       *
Kenyon Titus                                    2,500      *             2,500          0          *
Brian Tolman(21)                               29,000      *             1,000          0          *
JoAnn H. Tolman(21)                            29,000      *            28,000          0          *
Thomas L. Tyler                                   500      *               500          0          *
James L. Warr and Myrna F. Warr, JTWROS         8,000      *             8,000          0          *
The Watchman Trust (22)                        48,000      *            48,000          0          *
Peter S. Watkins                                  700      *               700          0          *
Gary Webb                                       1,580      *             1,580          0          *
Robert Webster                                    445      *               445          0          *
Kenneth Weidrich                               12,500      *            12,500          0          *
Shelby West                                       500      *               500          0          *
Douglas A. Whitaker and Valerie B.
    Whitaker, JTWROS (23)                      30,000      *            24,000         6,000       *
Melanie A. Whitaker (23)                        2,000      *             2,000          0          *
Douglas A. Whitaker Custodian for
    Scott U. Whitaker(23)                       2,000      *             2,000          0          *
Douglas A. Whitaker Custodian for
    Camille B. Whitaker(23)                     1,000      *             1,000          0          *
Douglas A. Whitaker Custodian for
    Ashlee M. Whitaker(23)                      1,000      *             1,000          0          *
John Wilding                                    4,589      *             4,589          0          *
Kevin Williams                                  5,000      *             5,000          0          *
Aaron T. Williams (24)                          1,000      *             1,000          0          *
Brant Williams                                  1,000      *             1,000          0          *
Channing R. Williams                            1,000      *             1,000          0          *
Lyle T. Williams and Lois Fish Williams,
    JTWROS(24)                                 12,000      *            11,000         1,000       *
Gregory Wilson                                    500      *               500          0          *
Kevin A. Wilson                                   572      *               572          0          *
Louis Wong                                      4,500      *             4,500          0          *
Stuart Wright                                  15,000      *            15,000          0          *
                                           ----------    -------     ---------     ---------     -------
Totals                                      5,933,430    23.9%       3,210,780     2,577,800     12.4%
                                           ==========    =======     =========     =========     =====


______________________________________
   *      Less than 1%
  (1)     The Company is advised that American Pension
          Services ("APS") acts as administrator of self directed
          IRAs and other fiduciary investments and has no control or discretion over the accounts administered by it.
  (2)     Only includes shares that were originally issued
          by the Company prior to September, 15 1998
  (3)     Includes shares held beneficially in the names of
          their children, Kristina L. Adams and Zackary C. Adams
  (4)     Includes beneficial ownership of 33,646 shares
          held by BW LLC.
  (5)     Merlin V. Fish is trustee of The Barebones
          Charitable Remainder Unitrust and is beneficial owner of
          shares held in the name American Pension Services FUB
          Custodian for Merlin V. Fish Keogh.  Merlin V. Fish and
          Patricia B. Fish are husband and wife and live in the same household as Candace L. Fish and Kevin B. Fish.
  (6)     Includes shares held by American Pension Services
          in the account of Marci L. Fish Roth, IRA
  (7)     Lori F. Birchall and Heath Birchall are husband
          and wife and Lori F. Birchall is custodian for Candace L.
          Fish and Kevin B. Fish
  (8)     Randall Bird is the father of and lives in the
          same household as Rachael Bird
  (9)     Marshall S. Blackham and Nikki Blackham are
          husband and wife.
  (10)    Ryan Taylor is the owner of Blue Cavern
          Investments LLC.  Includes shares held in Roth IRA account managed by American Pension Services.
  (11)    Adam Chapman and Cadi Chapman are son and daughter
          of Thomas G. Chapman.
  (12)    Robert Dillman and Jamie Dillman are husband and
          wife and live in the same household.
  (13)    Jared Disbrow and Heather Disbrow are husband and
          wife and live in the same household.
  (14)    Mr. Hand was the former President a director of
          the Company and its principal founder.
  (15)    Todd K. Hewlett and Stephanie F. Hewlett are
          husband and wife and live in the same household.
  (16)    John Bruce Kochevar is the father of Jeffrey Bruce
          Kochevar.
  (17)    Mark R. Peck and Marianne R. Peck are husband and
          wife and parents to Elizabeth, Mckenzie, and Connor M.
          Peck and all live in the same household.
  (18)    Louise A. Schlensker is the mother of Todd
          Schlensker and Bethany Schlensker, all live in the same
          household.
  (19)    Societe Financiere du Seujet, S.A. is controlled
          by Ricardo Mortara.
  (20)    Calvin R. Stephens is the father of Roy, Rod and
          ReNae Stephens and all live in the same houshold.
  (21)    JoAnn Tolman is the mother of Brian Tolman.
  (22)    The beneficiary of  The Watchman Trust is Raymond Potter.
  (23)    Douglas A. Whitaker and Valerie B. Whitaker are the
          parents of and live in the same household as Melanie,
          Scott, Camille and Ashley Whitaker.
  (24)    Lyle T. Williams and Lois Fish Williams are the
          parents and live in the same houshold of Aaron T.
          Williams.

                  There can be no assurance that any of the shares of Common Stock offered hereby by the Selling Shareholders will be sold.


                      DESCRIPTION OF SECURITIES

       First Scientific's authorized capital stock consists of 50,000,000 shares of Common Stock, $.001 par value per share, and 1,000,000 shares of Preferred Stock, $.001 par value per share.
The Company has created one class of Preferred Stock, designated as Series A-2000 Preferred Stock.

       COMMON STOCK. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from legally available funds. Upon liquidation or dissolution of First Scientific, Inc.
the holders of Common Stock are entitled to receive, pro rata, assets remaining available for distribution to stockholders. The
Common Stock has no cumulative voting, preemptive or subscription rights and is not subject to any future calls. There are no conversion or redemption rights applicable to the shares of Common
Stock. All the outstanding shares of Common Stock are fully paid and non-assessable.

       PREFERRED STOCK. The Board of Directors is authorized without further action by the stockholders, to issue, from time to time, up to a total of 1,000,000 shares of Preferred Stock in one or more classes or series, and to fix or alter the designations, power and preferences and relative participation, option or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights
(including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock, and the number of shares constituting any such class or series and its designation and to increase or decrease the number of such class or series subsequent to the issuance of shares of such class or series, but not below the number of shares of such class or series then outstanding. The issuance of any series of preferred stock under certain circumstances could have the effect of delaying, deferring or preventing a change in control and could adversely affect the rights of the holders of the Common Stock. As of the date of this Memorandum, First Scientific has created and issued shares of one class of preferred stock, which is more fully discussed below.

       SERIES 2000-A PREFERRED STOCK. The Board of Directors has authorized the issuance of a total of 4,500 shares of Series 2000-A
Preferred Stock.  The $1,000 stated value of each share of Series
2000-A Preferred Stock, together with accrued and unpaid dividends, is convertible into shares of Common Stock at a rate equal to 80% of the fair market value, which is, as provided in the Securities
Purchase Agreement for such shares, $3.00 per share until said
Common Stock is quoted on the Nasdaq Stock Market System or reported on the NASD's OTC bulletin board during the 15 trading days preceding the date of conversion, subject to maximum and minimum conversion prices of $4.00 and $2.00 per share, respectively.
Shares of Company Common Stock are not now quoted or listed, nor are they otherwise traded. However, the Securities Purchase Agreement pursuant to which the holder of the Series 2000-A Preferred Stock and Series 2000-A Warrants acquired said shares and warrants obligates the Company to register the shares of Common Stock into which the Series 2000-A Preferred Stock are convertible or which underlie the Warrants and to trade beginning no later than September
12, 2000.  If, as and when the Common Stock is quoted on the Nasdaq
Stock Market System or reported on the NASD's OTC Bulletin Board, fair market value will then be equal to the average of the three lowest closing bid prices for the Common Stock during the 15 trading days preceding the date of conversion, subject to minimum and maximum conversion prices of $2.00 and $4.00 per share, respectively.

       At any time after May 16, 2001, the Company may, at its sole option, redeem all of the then outstanding shares of Series
2000-A Preferred Stock at a price equal to 125% of stated value per share, plus accrued and unpaid dividends, if any. The holders of shares of Series 2000-A Preferred Stock are entitled to cumulative preferred dividends at the rate of 8% of the stated value per annum per share, payable in cash or common stock, at the election of the holder, on or before the end of each calendar quarter, commencing
June 30, 2000. In an event of noncompliance as defined in the Certificate of Designation, the cumulative preferred dividend rate becomes 21% per annum.

       The Series 2000-A Preferred Stock has priority rights to dividends over the Common Stock, but will not participate in any dividends payable to the holders of shares of Common Stock. No dividends will be paid to holders of shares of Common Stock unless and until all dividends on shares of Preferred Stock have been paid in full for the same period. In the event of any liquidation, dissolution or winding-up of the Company, the holders of shares of Series 2000-A Preferred Stock are entitled to receive, prior and in preference to, any distribution of any of the assets or surplus funds of the Company to the holders of shares of Common Stock or any other stock of First Scientific ranking on liquidation junior or subordinate to the Series 2000-A Preferred Stock, an amount equal to the $1,000 stated value per share, plus accrued and unpaid dividends, if any.

       The holder of shares of Series 2000-A Preferred Stock has voting rights equal to the number of shares of Company Common Stock into which said holder's shares of Series 2000-A Preferred Stock are convertible, except in those instances required by Delaware law.

       As of June 30, 2000, there were a total of 3,000 shares of Series 2000-A Preferred Stock issued and outstanding. It is anticipated that the Company will sell to the preferred stockholder, although said preferred stockholder is not required to purchase, an additional total of 3,000 shares of Series 2000-A Preferred Stock for $1,000 per share, in phases at 30 day intervals through September 16, 2000. A total of 2,000,000 shares of Common Stock has been set aside and reserved in the event that the holder of the now and subsequently issued shares of Series 2000-A Preferred Stock elects to convert those shares into shares of Common Stock. As of June 30, 2000, no shares of Series 2000-A Preferred Stock have been converted into shares of Common Stock.

      Series 2000-A Warrants. Each Series 2000-A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $3.00 per share. The number of Series 2000-A Warrants ultimately issued will vary depending on the conversion price of the Series 2000-A Preferred Stock. The Warrantholder will be entitled to receive one warrant for every share of Common Stock received on the conversion of the Series 2000-A Preferred Stock. Since this number is variable, the number of Series 2000-A Warrants to be issued to the Warrantholder is also variable. However, the number of such Warrants to be issued to the Warrantholder will be fixed no later than November 16, 2000, assuming no event of default has occurred.
The Securities Purchase Agreement provides that the ultimate number of warrants shall be determined by dividing the aggregate stated value of the shares of Series 2000-A Preferred Stock by the conversion price (as defined in the Certificate of Designation) of such preferred shares determined as of the earlier of November 16, 2000, the date on which the Warrantholder converts its shares of Series 2000-A Preferred
Stock, or the date on which said preferred shares are redeemed.

       The Warrants are exercisable from December 1, 2000, or earlier upon the occurrence of an event of default or a change in control of the Company. Series 2000-A Warrants are exercisable through the anniversary date of their issuance in 2004, provided that at the time of exercise a current prospectus relating to the Common Stock is then in effect and the Common Stock is qualified for sale or exempt from qualification under applicable state securities laws.
The Series 2000-A Warrants are not subject to early redemption by the Company.

       The Series 2000-A Warrants may be exercised upon surrender of the certificate(s) therefore on or prior to the expiration or the redemption date at the offices of Colonial Stock Transfer Company, 544 E. 400 S. Suite 100, Salt Lake City, Utah 84111, the Company's warrant agent (the "Warrant Agent") with the subscription form on the reverse side of the certificate(s) completed and executed as indicated, accomplished by payment (in the form of a certified or cashier's check payable to the order of the Company) of the full exercise price for the number of warrants being exercised.

       The Securities Purchase Agreement provides that the Warrantholder may exercise by paying for the underlying shares of Common Stock in cash or by means of a cashless exercise, whereby, if applicable, the requisite number of shares of Common Stock to be issued on such exercise would be reduced as if they had been sold and the excess proceeds applied to cover the exercise price of the remaining shares of Common Stock.

       The Series 2000-A Warrants contain provisions that protect the holders thereof against dissolution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events including issuances of Common Stock (or options or securities convertible, exchangeable or exercisable into Common Stock) at less than market value, stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events;
provided, however, that no such adjustment shall be made upon, among other things (i) the issuance or exercise of options or other securities under employee benefit plans (ii) the sale or exercise of outstanding Series 2000-A Warrants, or (iii) the conversion of shares of the Company's Preferred Stock to Common Stock.

       The holder of Series 2000-A Warrants will not possess any right as a shareholder of the Company unless or until it exercises the Series
2000-A Warrants.  It is anticipated that, through September 16,
2000, the Warrantholder will purchase, although it is not required to, additional shares of Series 2000-A Preferred Stock, whereupon the Company will issue to the Warrantholder additional Series 2000-A
Warrants, which, together with such warrants it currently holds, could be adjusted to as many as 2,000,000 such warrants. Therefore, the Company has reserved a total of 2,000,000 shares of Common Stock in the event the holder of the now and subsequently issued and adjusted Series 2000-A
Warrants elects to exercise the same and thereby to purchase Common Stock.
As of June 30, 2000, no Series 2000-A Warrants have been exercised.

       CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION.  The Company's
Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, its directors shall not be liable to the Company. The
Certificate of Incorporation also contains provisions entitling the officers and directors to indemnification by the Company to the fullest extent permitted by the Delaware General Corporation Law.

       INDEMNIFICATION AGREEMENTS.  The Company has entered into
Indemnification Agreements with its officers and directors.
Such Indemnification Agreements provide that the Company will indemnify its officers and directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement arising out of threatened, pending or completed legal action against any officer or director to the fullest extent permitted by the Delaware General Corporate Law.

       TRANSFER AND WARRANT AGENT. The Company's transfer agent and registrar for its Common Stock and the Series 2000-A Preferred
Stock and the Warrant Agent for the Series 2000-A Warrants is Colonial
Stock Transfer Co., 544 East 400 South, Suite 100, Salt Lake City, Utah
84111.

                         PLAN OF DISTRIBUTION

       Selling Securityholders may effect sales by selling their shares of Common Stock directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders or to broker-dealers who may purchase securities as principals and thereafter sell the Common Stock from time to time in the over-the-counter market, in negotiated transactions or otherwise.
Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling
Securityholders and/or the purchasers for whom such broker-dealers act as agents or to whom they may sell as principals or otherwise
(which compensation as to a particular broker-dealer may exceed customary commissions). The Selling Securityholders will pay all commissions, transfer taxes, and other expenses associated with the sale of Common Stock by them.

       The Selling Securityholders and broker-dealers, if any, acting in connection with such sales may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities
Act and any commission received by them and any profit on the resale of the securities by them might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the Series 2000-A Preferred Stockholders and Warrantholders against certain liabilities under the Securities Act.

       From time to time this Prospectus will be supplemented and amended as required by the Securities Act of 1933, as amended.
During any time when a supplement or amendment is so required, the Selling Securityholders are to cease sales until the Prospectus has been supplemented or amended. Pursuant to the registration rights granted to certain of the Selling Securityholders, we have agreed to update and maintain the effectiveness of this Prospectus. Certain of the Selling Securityholders also may be entitled to sell their Shares without the use of this Prospectus, provided that they comply with the requirements of Rule 144 promulgated under the Securities Act.

        We do not plan to solicit the holder of Series 2000-A Preferred
Stock regarding the conversion of its Series 2000-A Preferred shares into shares of Common Stock which have been registered for resale upon conversion, or the holder of Series 2000-A Warrants regarding the exercise of its Warrants into shares of Common Stock which have been registered for resale upon exercise.

                               EXPERTS

        The consolidated financial statements of the Company as of December 31, 1999 and 1998, and for the years then ended, appearing in the Company's Annual Report (Form 10-K) for the year ended
December 31, 1999, filed with the Securities and Exchange Commission on March 14, 2000 and incorporated by reference in this Prospectus, included therein and incorporated herein by reference in reliance upon the report of Hansen, Barnett & Maxwell, independent certified public accountants, given upon the authority of such firm as experts in auditing and accounting.

	The financial statements of PureSoft Solutions, L.L.C.
as of December 31, 1999 and for the period from February 10, 1999 through December 31, 1999, appearing in the Company's current report on Form B-K\A filed with the Securities and Exchange
Commission on June 13, 2000 and incorporated by reference in the Prospectus, have been included therein and incorporated herein by reference in reliance upon the report of Hansen, Barnett & Maxwell, independent certified public accountants, given upon the authority of such firm as experts in auditing and accounting.

                            LEGAL MATTERS

       The validity of the issuance of the shares of Common Stock offered hereby and certain other legal matters in connection with this offering have been passed upon for us by Mackey Price & Williams, Salt Lake City, Utah.


          7,210,780 Shares of Common Stock

              FIRST SCIENTIFIC, INC.

           -------------------------------
                    PROSPECTUS
           -------------------------------

No dealer, salesman or any other person has been authorized to give information or to make any representations other than those contained in this Prospectus, and, if given or made, such
information or representations must not be relied upon as having been authorized by the Company or the Underwriter.  This
Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby by
anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or
solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.  Neither the
delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date
hereof.
_____________________


             TABLE OF CONTENTS
                                                Page

Available Information. . . . . . . . . . . . . .  2
Prospectus Summary . . . . . . . . . . . . . . .  2
The Company. . . . . . . . . . . . . . . . . . .  2
Documents Incorporated by Reference. . . . . . .  3
Risk Factors . . . . . . . . . . . . . . . . . .  3        July ___, 2000
Use of Proceeds. . . . . . . . . . . . . . . . . 10
Securityholders Registering Shares . . . . . . . 10
Description of Securities. . . . . . . . . . . . 17
Plan of Distribution . . . . . . . . . . . . . . 19
Experts. . . . . . . . . . . . . . . . . . . . . 19
Legal Matters. . . . . . . . . . . . . . . . . . 20




                               PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the Company in connection with the issuance and distribution of the securities being registered, other than underwriting discount (all amounts except the Securities and Exchange Commission filing fee and the NASD fee are estimated):

       Filing fee -- Securities and Exchange Commission . . . . $ 5,710.94
       Printing and engraving expenses. . . . . . . . . . . . .     250.00
       Legal fees and disbursements . . . . . . . . . . . . . .  25,000.00
       Accounting fees and disbursements. . . . . . . . . . . .  10,000.00
       Blue Sky fees and expenses (including legal fees). . . .       0.00
       Miscellaneous. . . . . . . . . . . . . . . . . . . . . .     500.00
                                                                ----------
       Total expenses . . . . . . . . . . . . . . . . . . . . . $41,460.94

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the General Corporation Law of the State of
Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

        In accordance with the Delaware Law, the Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

        The Company may not indemnify an individual unless authorized and a determination is made in the specific case that indemnification of the individual is permissible in the circumstances because his or her conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the Company's best interests and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Company may not advance expenses to an individual to whom the Company may ultimately be responsible for indemnification unless authorized in the specific case after the individual furnishes the following to the Company: (A) a written affirmation of his or her good faith belief that his or her conduct was in good faith, that he or she reasonably believed that his or her conduct was in, or not opposed to, the Company's best interests and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; and
(B) the individual furnishes to the Company a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct referenced in part (A) of this sentence. In addition to the individual furnishing the aforementioned written affirmation and undertaking, in order for the Company to advance expenses, a determination must also be made that the facts then- known to those making the determination would not preclude indemnification.

        All determinations relative to indemnification must be made as follows: (1) by the Board of Directors of the Company by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum requirement; or (2) if a quorum cannot be obtained as contemplated in part (1) of this sentence, by a majority vote of a committee of the Board of Directors designated by the Board of Directors of the Company, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee;
or (3) by special legal counsel selected by the Board of Directors or its committee in the manner prescribed in part (1) or part (2) of this sentence (however, if a quorum of the Board of Directors cannot be obtained under part (1) of this sentence and a committee cannot be designated under part (2) of this sentence, then a special legal counsel shall be selected by a majority vote of the full board of directors, in which selection directors who are parties to the proceeding may participate); or (4) by the shareholders, by a majority of the votes entitled to be cast by holders of qualified shares present in person or by proxy at a meeting.

        The Company has also entered into Indemnification Agreements with its executive officers and directors. These Indemnification
Agreements are substantially similar in effect to the Bylaws and the provisions of the Company's Certificate of Incorporation relative to providing indemnification to the maximum extent and in the manner permitted by the Delaware General Corporation Law. Additionally, such Indemnification Agreements contractually bind the Company with respect to indemnification and contain certain exceptions to indemnification, but do not limit the indemnification available pursuant to the Company's Bylaws, the Company's Certificate of Incorporation or the Delaware General Corporation Law.

ITEM 16.  EXHIBITS

    (a) Exhibits

        The following Exhibits are filed herewith pursuant to Rule
601 of Regulation S-B or are incorporated by reference to previous filings.

Exhibit No.        Document Description
-----------      ------------------------
 2.1     Agreement and Plan of Reorganization, dated August
         10, 1998, among the Registrant, Linco, Linco
         Acquisition Corp. and Edward Walker. (1)
 2.2     Purchase Agreement dated as of March 15, 2000 among
         Registrant, David Wilich, Frank Wilich, Jr.,
         Gene Dubois and PureSoft Solutions, LLC. (7)
 3.1     Articles of Incorporation (2)
 3.2     Bylaws (2)
 3.3     Amendment to Articles of Incorporation (1)
 3.4     Restated Bylaws. (5)
 4.1     Certificate of Designation creating Series 2000-A
         Convertible Preferred Stock. (8)
 4.2     Warrant Certificate for Series 2000-A Warrants. (8)
 5.      Opinion of Mackey Price & Williams
10.1     Non-qualified Stock Option Agreement with Jerral R. Pulley (3)
10.2     Non-qualified Stock Option Agreement with Peter Sundwall, M.D.(3)
10.3     1998 Stock Incentive Plan (4)
10.4     Agreement with Weldon Phillips. (5)
10.5     Employment Agreement with Randy Hales. (5)
10.6     Consulting Agreement with Jerral R. Pulley. (5)
10.7     Consulting Agreement with Edward Walker. (5)
10.8     Exclusive License and Supply Agreement with Convatec
         (Confidential Treatment Requested for Certain Portions).(6)
10.9     Employment Agreement with David Wilich. (7)
10.10    Stock Option Agreement with David Wilich, Frank Wilich and
         Gene Dubois. (7)
10.11    Purchase Agreement dated as of May 16, 2000, between the
         Registrant and Aspen Capital Resources, LLC. (8)
23.4     Consent of Mackey Price & Williams
23.5     Consent of Hansen, Barnett & Maxweell
27.      Financial data schedule.
_____________________
(1)     Incorporated by reference to the same-numbered exhibit to
        the  Form 8-K filed October 2, 1998 by First Scientific with the Securities and Exchange Commission.
(2)     Incorporated by reference to the same-numbered exhibit to
        the Company's Registration Statement on Form 10-SB, file No.
        0-24378.
(3)     Incorporated by reference from Quarterly Report on Form
        10-QSB, as filed on November 16, 1998.
(4)     Incorporated by reference from Annual Report on Form
        10-KSB, as filed on March 26, 1999.
(5)     Incorporated by reference to the same numbered exhibit to
        the Form 10-QSB filed November 15, 1999, with the Securities and Exchange Commission.
(6)     Incorporated by reference from Amended Quarterly Report on
        Form 10-QSB/A as filed on March 9, 2000.
(7)     Incorporated by reference from Report on Form 8-K, as filed on March 30, 2000.
(8)     Incorporated by reference from Report on Form 8-K, as filed on May 31, 2000.

    (b)  Reports on Form 8-K

                Report on Form 8-K, as filed on March 30, 2000.
                Report on Form 8-K, as filed on May 31, 2000.
                Report on Form 8-K, as filed on June 8, 2000.
                Report on Form 8-K/A, as filed on June 14, 2000.

ITEM 17.  UNDERTAKINGS

        The undersigned Registrant hereby undertakes (a) subject to the terms and conditions of Section 15(d) of the Securities Exchange
Act of 1934, to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section; (b) to provide the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in the names as required by the Underwriters to permit prompt delivery to each purchaser; (c) if any public offering by the Underwriters is to be made on terms differing from those set forth on the cover page of the Prospectus, to file a post-effective amendment setting forth the terms of such offering;
and (d) to deregister, by means of a post-effective amendment, any securities covered by this Registration Statement that remain unsold at the termination of this offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant also undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration
Statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

        The undersigned Registrant further undertakes that it will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement, and (iii) include any additional or changed material information on the plan of distribution.

                              SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in Salt Lake City, State of Utah, on July
5, 2000.
                                   FIRST SCIENTIFIC, INC.



                                   By:  /s/  Randall L. Hales
                                      --------------------------------
                                      Randall L. Hales
                                      President and Chief Executive Officer


                          POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randall L. Hales as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

      Signature         Title                                   Date
      ---------         -----                                   -----
/s/ Randall L. Hales    President and Chief Executive Officer   July 5, 2000
---------------------    (Principal Executive Officer)
                         and Director
Randall L. Hales


/s/ Gordon M. Davis*    Vice President of Operations            July 5, 2000
--------------------    Chief Financial Officer, and
Gordon M. Davis         Secretary (Principal Financial
                        and Accounting Officer)


/s/ Jerral R. Pulley*   Chairman of the Board                   July 5, 2000
--------------------
Jerral R. Pulley


/s/ Frank A. Cereska*             Director                      July 5, 2000
--------------------
Frank A. Cereska


/s/ Gary L. Crittenden            Director                      July 5, 2000
----------------------
Gary L. Crittenden


/s/  Todd Heiner*                 Director                      July 5, 2000
-------------------
Todd Heiner


/s/ Dan C. Jorgensen              Director                      July 5, 2000
---------------------
Dan C. Jorgensen


/s/ Peter J. Sundwall, Jr. M.D.*  Director                      July 5, 2000
-------------------------------
Peter J. Sundwall, Jr., M.D.


/s/ Edward B. Walker, Ph.D.*       Director                     July 5, 2000
---------------------------
Edward B. Walker, Ph.D.

/s/  Doug R. Warren                Director                     July 5, 2000
---------------------------
Doug R. Warren

*/s/  Randall L. Hales             Attorney-in-Fact             July 5, 2000
---------------------------
By: Randall L. Hales


